EXHIBIT 16.1




February 17, 2004


Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

RE:      Win or Lose Acquisition Corporation

We have read the statements that we understand Win or Lose Acquisition Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Want & Ender CPA, PC

Want & Ender CPA, PC